UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2025
MACY'S, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13536	13-3324058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
151 West 34th Street, New York, New York 10001
(Address of Principal Executive Offices)
(212) 494-1621
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	M	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.

Refinancing and Extension of Existing Asset-Based Credit Facility

On April 9, 2025, Macy’s Inventory Funding LLC (the “ABL Borrower”), an indirect subsidiary of Macy’s, Inc. (“Macy’s”), and Macy’s Inventory Holdings LLC (the “ABL Parent”), a direct subsidiary of Macy’s and the direct parent of the ABL Borrower, entered into an amendment (the “Amendment”) to the credit agreement governing the existing $3.0 billion asset-based credit facility (the “Existing ABL Credit Facility”), which was set to expire in March 2027. The Amendment reduced the asset-based credit facility to $2.1 billion (the “Amended & Extended ABL Credit Facility”) and extended the maturity date to April 2030. The Amendment therefore provides Macy’s with access to $2.1 billion of committed liquidity for the next five years. The ABL Borrower may request increases in the size of the Amended & Extended ABL Credit Facility up to an additional aggregate principal amount of $1.75 billion. The Amended & Extended ABL Credit Facility replaces the Existing ABL Credit Facility, with similar collateral support, but reduced commercial letter of credit fees and unused facility fees. The Amended & Extended ABL Credit Facility is undrawn and Macy’s had $1.3 billion of cash and cash equivalents as of the end of its 2024 fiscal year on February 1, 2025.

The Amended & Extended ABL Credit Facility is secured on a first priority basis (subject to customary exceptions) by (i) all assets of the ABL Borrower including all such inventory and the proceeds thereof and (ii) the equity of the ABL Borrower. The ABL Parent guarantees the ABL Borrower’s obligations under the Amended & Extended ABL Credit Facility.

The Amended & Extended ABL Credit Facility contains customary borrowing conditions including a borrowing base equal to the sum of (i) 90% of the net orderly liquidation percentage of eligible inventory, minus (ii) customary reserves. Amounts borrowed under the Amended & Extended ABL Credit Facility are subject to interest at a rate per annum equal to, at the ABL Borrower’s option, either (i) adjusted SOFR (calculated to include a 0.10% credit adjustment spread) plus a margin of 1.25% to 1.50% or (ii) a base rate plus a margin of 0.25% to 0.50%, in each case depending on revolving line utilization. The Amended & Extended ABL Credit Facility also contains customary covenants that provide for, among other things, limitations on indebtedness, liens, fundamental changes, restricted payments, and prepayment of certain indebtedness as well as customary representations and warranties and events of default typical for credit facilities of this type.

The Amended & Extended ABL Credit Facility also requires Macy’s and its restricted subsidiaries to maintain a fixed charge coverage ratio of at least 1.00 to 1.00 as of the end of any fiscal quarter if Availability plus Suppressed Availability (each as defined in the Amended & Extended ABL Credit Facility) is less than the greater of (a) 10% of the Loan Cap (as defined in the Amended & Extended ABL Credit Facility) and (b) $175 million, in each case, as of the end of such fiscal quarter.

The above summary of the Amended & Extended ABL Credit Facility is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1
Fourth Amendment to Credit Agreement, dated as of April 9, 2025, by and among Macy’s Inventory Funding LLC, Macy’s Inventory Holdings LLC, the lenders party thereto and Bank of America, N.A., as agent, issuer and swing line lender.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

MACY'S, INC.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY'S, INC.

Dated: April 9, 2025	By:	/s/ Tracy M. Preston
	Name:	Tracy M. Preston
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary